Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

FIRST HORIZON CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Depositary Shares, Each Representing 1/4,000th Interest in a Share of Non-Cumulative Perpetual Preferred Stock, Series H	457(r)	16,000,000	$25	$400,000,000	0.00013810	$55,240.00
Fees Previously Paid(2)	Equity	Depositary Shares, Each Representing 1/4,000th Interest in a Share of Non-Cumulative Perpetual Preferred Stock, Series H	457(r)	16,000,000	$25	$400,000,000	0.00013810	$55,240.00
	Total Offering Amounts							$55,240.00
	Total Fees Previously Paid							$55,240.00
	Total Fee Offsets							0
	Net Fee Due							$0

Offering Note

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.
(2)	The registrant previously paid the filing fees in connection with the offering for which this prospectus supplement relates on March 9, 2026 at the time of filing the final prospectus supplement related to its offering of Depositary Shares, each representing a 1/4,000th interest in a share of Non-Cumulative Perpetual Preferred Stock, Series H (the “Original Filing”). The Exhibit 107 Filing Fee Table included with the Original Filing inadvertently omitted Inline XBRL (iXBRL) tagging. The registrant is making this filing as a supplement to the Original Filing solely for the purposes of including an updated Exhibit 107 Filing Fee Table that includes iXBRL tagging.